Exhibit 10.11

HUDSON SAVINGS BANK

NONQUALIFIED DEFERRED COMPENSATION PLAN

HUDSON SAVINGS BANK of 42 Main Street, Hudson, Massachusetts (the “Bank”), hereby establishes the HUDSON SAVINGS BANK NONQUALIFIED DEFERRED COMPENSATION PLAN (the “Plan”) under the terms hereinafter set forth:

Article 1 DEFINITIONS

In addition to the terms that are defined when first used elsewhere in this Plan, the following terms shall have the following meanings:

1.1 Compensation. “Compensation” means the total taxable fees and commissions paid to a Participant by the Bank for services by the Participant as a member of the Board of Trustees of the Bank (determined without regard to any amounts in the Participant’s Deferred Compensation Account).

1.2 Deferred Compensation Account. “Deferred Compensation Account” means an account maintained under the Plan in a Participant’s name to reflect amounts deferred under the Plan pursuant to Article 3 and as adjusted under Article 4.

1.3 Deferral Election. “Deferral Election” means a written notice filed by a Participant with the Bank in a form prescribed by the Bank specifying the Compensation to be deferred by the Participant.

1.4 Distribution Date. “Distribution Date” means the Valuation Date next following the date on which a Participant terminates service with the Bank on account of retirement or for any other reason.

1.5 Effective Date. “Effective Date” means August 1, 1995.

1.6 Normal Retirement Date. A Participant’s “Normal Retirement Date” means the date on which the Participant reaches age sixty-five (65).

1.7 Participant. “Participant” means a member of the Board of Trustees of the Bank who meets the eligibility criteria set forth in Subsection 3.1 and who has made a Deferral Election in accordance with the terms of the Plan.

1.8 Plan Administrator. “Plan Administrator” means the Treasurer of the Bank.

1.9 Plan Year. “Plan Year” means the calendar year. If, however, the Effective Date of the Plan is other than January 1, the initial Plan Year shall be a short Plan Year beginning on the Effective Date and ending on the following December 31.

1.10 Valuation Date. “Valuation Date” means the last day of any calendar quarter.

Article 2 PURPOSE AND ADMINISTRATION

2.1 Purpose of the Plan. The Bank has established the Plan to provide deferred compensation to members of the Board of Trustees (the “Board”) of the Bank. The Bank intends that the Plan (and each Trust under the Plan as described in Article 6.1) shall be treated as unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (ERISA). Any obligation of the Bank to a Participant (or to a Participant’s beneficiary) under the Plan shall be unsecured and shall be a mere promise by the Bank to make payments in the future. A Participant (or the Participant’s beneficiary) shall be treated as a general unsecured creditor of the Bank.

2.2 Administration of the Plan. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have the powers, rights, and duties set forth in the Plan. The Plan Administrator hall also have the power, in his or her sole discretion, to decide all questions arising under the Plan, including questions regarding the determination of the rights of all persons with respect to the Plan, the interpretation of the provisions of the Plan, and the resolution of any ambiguities or inconsistencies in the Plan or omissions from the Plan. Decisions of the Plan Administrator shall be final and binding on all persons with respect to the Plan and the benefits provided under the Plan.

2.3 Costs of Administration. The costs of administration of the Plan shall be paid by the Bank.

Article 3 ELIGIBILITY AND PARTICIPATION

3.1 Eligibility. Subject to the conditions and limitations of the Plan, each member of the Board shall be eligible to participate in the Plan.

3.2 Participation. A member of the Board who wishes to become a Participant in the Plan on or after July 17, 1997 shall become a Participant by signing and filing with the Plan Administrator a written election to defer a portion of his or her Compensation (a “Deferral Election”) with the Plan Administrator in accordance with the provisions of this Article. A Participant shall remain a Participant until the entire balance of the Participant’s Deferred Compensation Account has been distributed.

3.2 Rules for Deferral Elections. A member of the Board may make a Deferral Election with respect to Compensation he or she otherwise would be entitled to receive for a Plan Year as follows:

a.) The Deferral Election must be made in a form substantially similar to the form attached hereto as Exhibit A.

b.) The Deferral Election must be filed with the Plan Administrator no later than the last day of the Plan Year preceding the Plan Year in which the amount being deferred would otherwise be made available to the Participant, subject to the following exceptions:

i.) In the case of his or her initial year of service, a member of the Board may make a Deferral Election with respect to Compensation for services to be performed subsequent to the Deferral Election provided the Deferral Election is made no later than thirty (30) days after the date the member of the Board first becomes eligible to participate in the Plan.

ii.) In the case of the initial Plan Year, each member of the Board may make a Deferral Election with respect to compensation for services to be performed subsequent to the Deferral Election provided the Deferral Election is made no later than thirty (30) days after the Effective Date.

c.) A Participant’s initial Deferral Election shall continue in effect until the Participant files with the Plan Administrator in accordance with the provisions of this Article a subsequent Deferral Election electing to defer a different amount with respect to compensation for services to be performed in the next succeeding Plan Year and in any Plan Years thereafter.

d.) A Participant may not modify a Deferral Election in effect for a Plan Year, except that a Participant may terminate a Deferral Election during a Plan Year in the event of an Unforeseeable Financial Emergency as defined in the following Article 5.4.

3.3 Amount Deferred. Commencing on the Effective Date, a Participant may elect to defer up to 100% of the Participant’s Compensation for a Plan Year. The amount of Compensation a Participant elects to defer shall be credited to the Participant’s Deferred Compensation Account as of the first Valuation Date following the date such Compensation would, but for the Participant’s Deferral Election, be payable to the Participant.

Article 4 DEFERRED COMPENSATION ACCOUNTS

4.1 Deferred Compensation Accounts. The Plan Administrator shall establish a Deferred Compensation Account for each Participant in the Plan. All amounts deferred pursuant to a Participant’s Deferral Election shall be credited to the Participant’s Deferred Compensation Account on the date they otherwise would be payable. Within a reasonable time following each Valuation Date the Plan Administrator shall furnish each Participant with a statement of his or her Deferred Compensation Account as of the Valuation Date.

4.2 Deferred Compensation Account Adjustments. As of each Valuation Date, the Plan Administrator shall adjust each Participant’s Deferred Compensation Account to reflect earnings or losses attributable to the Investments (as defined in the following Subsection 4.4) among which the Deferred Compensation Account is allocated. Earnings or losses on such Investments shall begin to accrue on the date the Participant’s Deferred Compensation Account first has a positive balance, and shall continue to accrue until the entire balance in the Deferred Compensation Account has been distributed. Earnings or losses shall be credited to the Participant’s Deferred Compensation Account based on the realized rate of return net of any expenses and taxes paid from the Trust described in Subsection 6.1 with respect to the Investments among which the Participant’s Deferred Compensation Account is allocated.

4.3 Vesting. A Participant shall be fully vested in the amounts in the Participant’s Deferred Compensation Account, including all earnings thereon.

4.4 Investments. The Trust described in Subsection 9.1 shall contain funds held for investment (“Investments”) in such a manner as may be permitted under the terms of the Trust. A Participant may make requests and suggestions to the trustee of the Trust (the “Trustee”) regarding the allocation among Investments of assets of the Trust equal in value to the Participant’s Deferred Compensation Account. The Trustee may comply with such requests and suggestions, but shall not be required to do so.

Article 5 PAYMENT OF BENEFITS

5.1 Time and Method of Payment. Payment of a Participant’s Deferred Compensation Account shall be made to the Participant no later than thirty (30) days following the Participant’s Distribution Date, in an amount equal to the value of the Deferred Compensation Account as of the Distribution Date. Payment of a Participant’s Deferred Compensation Account shall be made in a single lump sum payment unless the Plan Administrator in his sole discretion decides to make payment (a) in twenty (20) substantially equal quarterly installments beginning on the date a lump sum payment would otherwise have been made, or (b) in forty (40) substantially equal quarterly installments beginning on the date a lump sum payment would otherwise have been made.

5.2 Payment upon death of a Participant. If a Participant dies before receiving payment of his or her entire Deferred Compensation Account, the remaining balance of the Deferred Compensation Account shall be paid as follows:

a.) If a Participant dies before his or her Distribution Date, an amount equal to the value of remaining balance of the Participant’s Deferred Compensation Account as of the date of the Participant’s death shall be paid to the Participant’s Beneficiary in a single lump sum no later than thirty (30) days following the date of the Participant’s death. For the purpose of determining such value in the case of a Participant whose death does not occur on a Valuation Date, the adjustments required by the preceding Article 4.2 shall be made as of the date of the Participant’s death.

b.) If the Participant dies on or after his or her Distribution Date, the remaining balance of the Participant’s Deferred Compensation Account shall be paid to the Beneficiary at such times and in such manner as the Participant shall have elected pursuant to the preceding Article 5.1, provided, however, that if the Participant elected to receive payment of the Deferred Compensation Account in installments, the Plan Administrator may, in his or her sole discretion, pay the Beneficiary the commuted value of the remaining installment payments determined as of the date of the Participant’s death in a single lump sum no later than thirty (30) days following the date of the Participant’s death.

c.) If a Participant failed to designate a Beneficiary pursuant to the following Article 5.3, the remaining balance of the Participant’s Deferred Compensation Account shall be paid in a single lump sum to the executor or administrator of the Participant’s estate within thirty (30) days following the executor’s or administrator’s appointment.

5.3 Beneficiary. A Participant’s beneficiary (“Beneficiary”) shall be the person or persons designated by the Participant in a writing (the “Beneficiary Designation”) substantially in the form attached hereto as Exhibit B and filed with the Plan Administrator. A Participant may revoke an existing Beneficiary Designation by filing another Beneficiary Designation with the Plan Administrator. The latest Beneficiary Designation received by the Plan Administrator shall be controlling.

5.4 Payment in the event of Unforeseeable Financial Emergency. If the Plan Administrator determines that a Participant has suffered an Unforeseeable Financial Emergency, the Participant may receive in cash the portion of the Participant’s Deferred Compensation Account required to relieve the Unforeseeable Financial Emergency, but only if the Unforeseeable Financial Emergency may not be relieved (a) through reimbursement or compensation by insurance or otherwise, or (b) by liquidation of the Participant’s assets, to the extent such liquidation would not itself cause severe financial hardship. A payment on account of an Unforeseeable Financial Emergency shall not be in excess of the amount needed to relieve such Unforeseeable Financial Emergency and shall be made as soon as practicable following the date on which the Plan Administrator approves such payment.

For purposes of this Plan, “Unforeseeable Financial Emergency” shall mean an unanticipated financial emergency of the Participant caused by an event beyond the control of the Participant that would result in severe financial hardship if early withdrawal were not permitted, including, but not limited to: (a) a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant; (b) loss of the Participant’s principal residence due to casualty; or (c) such other similar extraordinary and unforeseeable circumstances resulting from events beyond the control of the Participant. Whether a Participant has suffered an Unforeseeable Financial Emergency shall be determined in the sole discretion of the Plan Administrator.

5.5 Withholding of taxes. In connection with the Plan, the Plan Administrator shall withhold any applicable federal, state or local income tax and any employment taxes, including social security taxes, at such times and in such amounts as necessary to comply with applicable laws and regulations.

Article 6 CLAIMS PROCEDURE

6.1 Filing of Claims. Any person (a “Claimant”) who believes that he or she is being or has been denied a benefit to which he or she may be entitled under the Plan may file a written request for such benefit (a “Claim”) with the Plan Administrator. Such written request must set forth the Claimant’s claim and must be addressed to the Plan Administrator, at the Bank’s principal place of business.

6.2 Procedure for resolution of Claims. Within ten (10) days after receiving a Claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days after the date on which the Plan Administrator received the Claim. The Plan Administrator shall deliver a reply within such ninety (90) day period, provided, however, that the Plan Administrator may extend the time for delivering a reply for an additional ninety (90) days for reasonable cause. If the Claim is denied in whole or in part, the Plan Administrator shall issue a written determination, using language calculated to be understood by the Claimant, setting forth:

a.) The specific reason or reasons for such denial;

b.) The specific reference to pertinent provisions of the Plan upon which such denial is based;

c.) A description of any additional material or information necessary for the Claimant to perfect his or her Claim and an explanation of why such material or information is necessary;

d.) Appropriate information as to the steps to be taken if the Claimant wishes to submit the Claim for review; and

e.) The time limits for requesting such a review.

Within sixty (60) days after the receipt by the Claimant of the written determination described above, the Claimant may request in writing that the Plan Administrator review the Plan Administrator’s determination. The request must be addressed to the Plan Administrator at the Bank’s principal place of business. The Claimant or the Claimant’s duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Plan Administrator. If the Claimant does not request a review of the Plan Administrator’s determination within such sixty (60) day period, the Claimant shall be barred and estopped from challenging the Plan Administrator’s determination. Within sixty (60) days after the Plan Administrator’s receipt of a request for review, the Plan Administrator will review the determination. After considering all materials presented by the Claimant, the Plan Administrator will render a written determination, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of the Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Plan Administrator will so notify the Claimant and will render the decision as soon as practicable, but no later than one hundred twenty (120) days after receipt of the request for review.

Article 7 CHANGE OF CONTROL

7.1 Change of Control. The Bank shall not merge or consolidate with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligation of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to such successor or continuing corporation, firm or person.

Article 8 AMENDMENT AND TERMINATION OF PLAN BY BANK

8.1 Amendment of Plan by Bank. The Bank may amend the Plan at any time, without the consent of the Participants or Beneficiaries, provided, however, that no such amendment shall reduce or eliminate any balance in a Participant’s Deferred Compensation Account accrued through the date of such amendment, or divest any Participant or Beneficiary of any rights to which he or she would have been entitled if the Plan had been terminated on the effective date of such amendment.

8.2 Termination of Plan by Bank. The Bank may terminate the Plan at any time by delivering to the Plan Administrator written notice of its election to terminate the Plan. Upon termination of the Plan, payment of the Participant’s Deferred Compensation Account shall be made in the manner and at the time prescribed pursuant to the preceding Article 5. To the extent the assets of the Trust are not sufficient to satisfy the Bank’s obligations under the Plan to a Participant or Beneficiary, the remaining amount necessary to satisfy such obligations shall constitute an obligation of the Bank to the Participant or Beneficiary.

Article 9 MISCELLANEOUS

9.1 Funding. The Bank shall establish and maintain one or more grantor trusts (the “Trust”) to hold assets to be used for payment of benefits under the Plan. The Trust shall conform with the terms of Internal Revenue Service Revenue Procedure 92-64 (or any subsequent administrative ruling), except that the Trustee of the Trust need not be an independent third party. The assets of the Trust, including assets representing benefits payable to Participants, shall remain the assets of the Bank subject to the claims of the Bank’s general creditors. Payments of benefits under the Plan from the Trust to a Plan Participant shall constitute payments by the Bank to the Plan Participant and shall discharge the Bank from liability under the Plan to the extent of such payments.

9.2 Rights. Nothing contained in this Plan shall be construed as conferring upon a Participant the right to continue to serve as a member of the Board. The Plan relates to the payment of deferred compensation for a Participant’s services as a member of the Board, payable after termination of such services, and is not intended as a contract of employment, nor does it entitle a Participant to any benefits not specifically provided under the Plan.

9.3 Interests not transferable. Except as to withholding of any tax under the laws of the United States or any state or locality and the provisions of Subsection 5.4, none of the benefits payable at any time under the Plan shall be subject to sale, transfer, assignment, anticipation, pledge or any other encumbrance of any kind. Any attempt by a person (including a Participant or a Beneficiary) to sell, transfer, assign, anticipate, pledge, or otherwise encumber any benefits under the Plan, whether currently or thereafter payable, shall be void. No benefits payable under the Plan shall be subject to seizure by a creditor of a Participant or a Beneficiary by a proceeding at law or in equity, nor shall such amounts be transferable by operation of law in the event of the bankruptcy, insolvency or death of the Participant or the Beneficiary.

9.4 No fiduciary relationship. Nothing contained in this Plan, and no action taken pursuant to its provisions by the Bank or a Participant shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Bank and the Participant, a Beneficiary, any other beneficiary of the Participant, or any other person.

9.5 Governing law. The laws of the Commonwealth of Massachusetts shall govern all matters relating to the Plan to the extent not preempted by federal law.

9.6 Communications. Any notice, consent or demand required or permitted with respect to the Plan shall be in writing and may be either hand-delivered or sent by first class United States mail, addressed to the addressee at his, her or its last known address as shown on the records of the Bank. Communications to the Plan Administrator should be sent in care of the Bank at the Bank’s principal place of business. The date of hand-delivery or mailing shall be deemed the date of notice. Any Participant or Beneficiary may change the address to which notice is to be sent by giving notice of the change of address in the manner set forth in this Article 9.7.

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed by its duly authorized officer on this 17th day of July, 1997.

HUDSON SAVINGS BANK

	By:	/s/ Oliver F. Nunes, Jr.
Witness		President

FIRST AMENDMENT

to

HUDSON SAVINGS BANK

NONQUALIFIED DEFERRED COMPENSATION PLAN

Avidia Bank, formerly known as Hudson Savings Bank, (the “Bank”), hereby amends the Hudson Savings Bank Nonqualified Deferred Compensation Plan, effective as of August 1, 1995 (the “Plan”), as follows:

1.	Section 5.1 of the Plan is amended by deleting the second sentence of such section, and replacing it with the following:

Payment of a Participant’s Deferred Compensation Account shall be made in a single lump sum payment.

2.	Section 5.2(b) of the Plan is deleted in its entirety and replaced with the following:

b.) If the Participant dies on or after his or her Distribution Date, the remaining balance (if any) of the Participant’s Deferred Compensation Account shall be paid to the Beneficiary in a single lump sum no later than thirty (30) days following the date of the Participant’s death.

3.	Section 5.4 of the Plan is deleted in its entirety and replaced with the following:

5.4 Payment in the event of Unforeseeable Financial Emergency. If the Plan Administrator determines that a Participant has suffered an Unforeseeable Financial Emergency, the Participant may receive in cash the portion of the Participant’s Deferred Compensation Account reasonably necessary to relieve the Unforeseeable Financial Emergency (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution). Such payment shall be made, however, only to the extent that the Unforeseeable Financial Emergency may not be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan pursuant to Section 3.2(d) above. A payment on account of an Unforeseeable Financial Emergency shall be made as soon as practicable following the date on which the Plan Administrator approves such payment.

For purposes of this Plan, “Unforeseeable Financial Emergency” shall mean a severe financial hardship to the Participant resulting from: (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in section 152 of the Internal Revenue Code of 1986, as amended (the “Code”), without regard to section 152(b)(1), (b)(2), and (d)(l)(B)); (b) loss of the Participant’s principal residence due to casualty; or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether a participant has suffered an Unforeseeable Financial Emergency shall be determined in the sole discretion of the Plan Administrator in accordance with the rules of section 409A of the Code and the guidance issued thereunder (collectively, “Section 409A”).

4.	A new Section 5.6 is added at the end of Section 5 as follows:

5.6 In lieu of the lump sum payment provided in Section 5.1, upon request a Participant may obtain payment of his or her Deferred Compensation Account in 20 equal quarterly payments (5 years) or 40 equal quarterly payments (10 year); provided that such request complies with the provisions of Section 409A. Such request as to optional form of payment may be made prior to December 31, 2008, provided that such request complies with Section 409A.

After December 31, 2008, a Participant may change the form of payment he or she has elected, provided, however, that such change must conform with the provisions of this Plan and with Section 409A (and any other applicable tax law regarding deferral of income or avoidance of constructive receipt). As of the date of this Amendment, Section 409A requires that all such changes be made at least one year before the Distribution Date and must delay the payment for at least five (5) years from the Distribution Date.

5.	A new Section 9.7 is added to the Plan as follows:

9.7 Section 409A. This Plan shall be interpreted at all times in such a manner that the terms and provisions of the Plan are exempt from or comply with Section 409A.

6.

Sections 2.1 and 4.2 of the Plan are amended by deleting the references in those sections to a Trust “described in [Article or Subsection] 6.1” and replacing such references with a reference to a Trust “described in Section 9.1”

2

AVIDIABANK

DEFERRED COMPENSATION PLAN

Distribution Information

(rev’d Oct. 2008)

DEFINITIONS:

Distribution Date: the Valuation Date next following the date on which a Participant terminates service with the Bank on account of retirement or for any other reason.

Valuation Date: last day of any calendar quarter.

Section 409A: Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance issued thereunder.

PAYMENT OF BENEFITS:

Payment no later than 30 days following Participant’s Distribution Date, in an amount equal to the value of the Deferred Compensation Account as of the Distribution Date.

Payment will be made in a single lump sum, unless Participant has elected to receive 20 equal quarterly payments (5 years) or 40 equal quarterly payments (10 years), in accordance with Section 5.6 of the Plan. Any change to such election after December 31, 2008, must comply with Section 409A, which generally requires that such change be made at least one year before the Distribution Date and must delay payment for at least five (5) years from the Distribution Date.

PAYMENT UPON DEATH OF PARTICIPANT:

If a Participant dies before his Distribution Date, an amount equal to the value of remaining balance of the Participant’s Deferred Compensation Account as of the date of the Participant’s death shall be paid to the Participant’s Beneficiary in a single lump sum no later than 30 days following the date of the Participant’s death. If death does not occur on a Valuation Date, Participant’s Deferred Compensation Account is to be valued as of the date of death.

If a Participant dies on or after his Distribution Date, the remaining balance (if any) of Participant’s Deferred Compensation Account shall be paid to the Beneficiary in a single lump sum no later than 30 days following the date of the Participant’s death.

If a Participant failed to designate a Beneficiary, the remaining balance of the Participant’s Deferred Compensation Account shall be paid in a single lump sum to the executor or administrator of the Participant’s estate within 30 days following the executor’s or administrator’s appointment.